NEWS RELEASE
CONTACT:	John Valaas, President & CEO
Roger Mandery, EVP & CFO
425.455.7300

FIRST MUTUAL BANCSHARES EARNS $2.7 MILLION, OR $0.39 PER SHARE, IN FIRST QUARTER

BELLEVUE, WA – April 24, 2007 – First Mutual Bancshares, Inc., (NASDAQ: FMSB) the holding company for First Mutual Bank, today reported that sales of consumer loans and a pre-tax mark-to-market gain of $447,000 as a result of adopting SFAS 159 contributed to first quarter profits.  For the quarter ended March 31, 2007, net income was $2.7 million, or $0.39 per diluted share, compared to $2.7 million, or $0.40 per diluted share in the first quarter of 2006.  All share and per share data has been adjusted for the five-for-four stock split distributed on October 4, 2006.

Financial highlights for the first quarter of 2007, compared to a year ago, include:

1.  Return on average assets improved to 1.02%.

2.  Prime-based business banking loans increased 24%.

3.  Gain on sale of loans increased 29%, reflecting strong sales finance production.

4.  Checking and money market accounts increased 12%.

5.  Time deposits decreased to 57% of total deposits, compared to 62% a year ago.

6.  Credit quality remains solid:  non-performing assets were just 0.19% of total assets at quarter-end.

Management will host an analyst conference call tomorrow morning, April 25, at 7:00 a.m. PDT (10:00 a.m. EDT) to discuss the results.  Investment professionals are invited to dial (303) 262-2211 to participate in the live call.  All current and prospective shareholders are invited to listen to the live call or the replay through a webcast posted on www.firstmutual.com.  Shortly after the call concludes, a telephone replay will be available for a month at (303) 590-3000, using passcode 11087107#.

At the end of March 2007, income property loans dropped to 27% of total loans, compared to 31% a year earlier.  Single-family home loans had grown to 29% of First Mutual’s loan portfolio, compared to 26% a year earlier.  Business banking loans grew to 18% of total loans, compared to 14% at the end of the first quarter of 2006, and commercial construction loans edged up to 5% of total loans, from 4% a year ago.  Consumer loans declined to 11% of total loans, versus 12% a year earlier, reflecting continued sales finance loan sales into the secondary market.  Single-family custom construction loans decreased to 7% of total loans, from 10% a year ago, and speculative single-family construction loans remained at 3% of total loans.

“A majority of lending opportunities in our market are speculative single-family residential construction and land development loans,” said John Valaas, President and CEO.  “While we do lend in those lines, they are not the focus of our business model and represent only 3% of our total portfolio.  Custom built single-family home loans is a niche that allows us to capitalize on the continued strength of the local housing market with lower risk than speculative single-family construction loans.  In addition, our single-family mortgage and construction loans typically generate superior yields relative to traditional home loans.”

New loan originations were $95 million in the first quarter of 2007, compared to $121 million a year ago.  Net portfolio loans were $861 million, compared to $871 million at the end of the first quarter last year.  Total assets declined slightly to $1.06 billion, from $1.09 billion at the end of March 2006.

“As funding costs have continued to climb, moderating our loan growth has allowed us to pay down borrowings and let some costly time deposits run off,” said Valaas.  “Loan demand remains high, but we continue to manage our portfolio growth by maintaining our underwriting standards and continuing loan sales.”

Reflecting the rising interest rate environment, the cost of interest-bearing liabilities was 4.14% in the first quarter of 2007, compared to 4.11% in the previous quarter and 3.41% in the first quarter of 2006.  The yield on earnings assets was 7.67% in the first quarter of 2007, down slightly from 7.70% in the preceding quarter but an improvement from 7.17% in the first quarter a year ago.

“In the first quarter, our net interest margin remained under pressure as deposit costs continued to escalate faster than loan yields,” Valaas said.  “We had an increase in money market accounts, which were typically a relatively low-cost source of funds, but currently carry better yields than interest-bearing checking accounts.  When long- and short-term rates begin to deviate, we should be better positioned to capitalize on the growth in our low-cost deposit base.  Until that time, our net interest margin will likely remain under pressure.”  The net interest margin declined to 3.73% in the quarter, compared to 3.78% in the preceding quarter and 4.02% in the first quarter of 2006.

Total deposits declined to $772 million at the end of March 2007, compared to $784 million at the end of the first quarter of 2006.  Time deposits fell by 9% to $440 million, versus $485 million at the end of the first quarter a year ago, while other deposits grew

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FMSB –1Q07 results
April 24, 2007

11% to $332 million, from $299 million at the end of March 2006.  At quarter-end, time deposits were 57% of total deposits, compared to 62% at the end of March 2006.

The number of business checking accounts increased by 12% over the past year to 2,638 at quarter-end.  Consumer checking accounts increased 6% to 7,987 accounts at the end of March 2007.

In the first quarter of 2007, revenues totaled $12.0 million, about even with the first quarter of 2006.  Interest income was up 4% during the first quarter of 2007, while interest expense increased 20% over the same quarter last year.  As a result, net interest income was $9.4 million, compared to $10.2 million in the first quarter of 2006.  Noninterest income grew 55% to $2.7 million, compared to $1.7 million in the first quarter of 2006, largely due to a mark-to-market gain of $447,000 resulting from the early adoption of SFAS 159 as well as a $217,000 increase in gain on sale of loans and a $102,000 growth in servicing fees, net of amortization.  First quarter noninterest expense was $7.7 million, unchanged from the first quarter of 2006.

“Solid credit quality remains a priority, and our focus on building a conservative portfolio is evident,” Valaas said.  Non-performing loans (NPLs) were $2.0 million, or 0.22% of gross loans at March 31, 2007, compared to $3.5 million, or 0.38% of gross loans at the end of the preceding quarter, and $468,000, or 0.05% of gross loans a year earlier.  Non-performing assets (NPAs) were 0.19% of total assets at the end of March 2007, compared to 0.32% of total assets at the end of the fourth quarter and 0.05% a year earlier.  At quarter-end, the loan loss reserve was $10.1 million (including a $277,000 liability for unfunded commitments), or 1.13% of gross loans.

First Mutual generated a 15.25% return on average equity (ROE) in the first quarter of 2007, compared to 17.79% a year earlier.  Return on average assets (ROA) was 1.02%, compared to 1.00% in the first quarter of 2006.  The efficiency ratio was 64.4% in the first quarter of 2007, unchanged from the same period last year.

First Mutual’s performance has garnered attention from a number of sources.  Keefe, Bruyette & Woods named First Mutual to its Honor Roll in 2007, 2006, 2005 and 2004 for the company’s 10-year earnings per share growth rate.  In April 2007, US Banker magazine ranked First Mutual #31 in the Top 100 Publicly Traded Mid-Tier Banks, which includes those with less than $10 billion in assets, based on its three-year return on equity.

First Mutual Bancshares, Inc. is the parent company of First Mutual Bank, an independent, community-based bank that operates 12 full-service banking centers in the Puget Sound area and sales finance offices in Jacksonville, Florida and Mt. Clemens, Michigan.

www.firstmutual.com

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FMSB –1Q07 results
April 24, 2007

Income Statement		Quarters Ended
(Unaudited) (Dollars In Thousands, Except Per Share Data)	Three Month	March 31,	December 31,	March 31,	One Year
Interest Income	Change	2007	2006	2006	Change
Loans Receivable		$18,500	$19,101	$17,547
Interest on Available for Sale Securities		54	993	1,193
Interest on Held to Maturity Securities		77	80	90
Interest on Held for Trading Securities		945	—	—
Interest Other		206	267	118
Total Interest Income	-3%	19,782	20,441	18,948	4%

Interest Expense
Deposits		7,710	7,637	5,916
FHLB and Other Advances		2,721	3,142	2,801
Total Interest Expense	-3%	10,431	10,779	8,717	20%

Net Interest Income		9,351	9,662	10,231
Provision for Loan and Lease Losses		(152)	(492)	(71)
Net Interest Income After Provision for Loan and Lease Losses	0%	9,199	9,170	10,160	-9%

Noninterest Income
Gain on Sales of Loans		973	868	756
Gain from Mark to Market (SFAS 159)		447	—	—
Servicing Fees, Net of Amortization		437	346	335
Fees on Deposits		188	190	182
Other		618	635	442
Total Noninterest Income	31%	2,663	2,039	1,715	55%

Noninterest Expense
Salaries and Employee Benefits		4,509	4,121	4,446
Occupancy		982	959	1,010
Credit Insurance Premiums		426	447	463
Other		1,819	1,744	1,769
Total Noninterest Expense	6%	7,736	7,271	7,688	1%

Income Before Provision for Federal Income Tax		4,126	3,938	4,187
Provision for Federal Income Tax		1,411	1,385	1,473
Net Income	6%	$2,715	$2,553	$2,714	0%

EARNINGS PER COMMON SHARE (1):
Basic	8%	$0.41	$0.38	$0.41	0%
Diluted	5%	$0.39	$0.37	$0.40	-3%

WEIGHTED AVERAGE SHARES OUTSTANDING (1):
Basic		6,682,000	6,671,927	6,627,298
Diluted		6,933,269	6,917,506	6,758,785

(1) All per share data has been adjusted to reflect the five-for-four stock split paid on October 4, 2006.

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FMSB –1Q07 results
April 24, 2007

Balance Sheet	March 31,	December 31,	March 31,	Three Month	One Year
(Unaudited) (Dollars In Thousands)	2007	2006	2006	Change	Change
Assets:
Interest-Earning Deposits	$3,557	$6,990	$3,235
Noninterest-Earning Demand Deposits and Cash on Hand	13,385	18,372	23,037
Total Cash and Cash Equivalents:	16,942	25,362	26,272	-33%	-36%

Mortgage-Backed and Other Securities, Available for Sale (at fair value)	4,589	89,728	110,064
Mortgage-Backed and Other Securities, Held for Trading (at fair value)	86,733	—	—
Mortgage-Backed and Other Securities, Held to Maturity (at amortized cost)
(Fair Value of $5,176, $5,585, and $6,284 respectively)	5,208	5,620	6,342
Loans Receivable, Held for Sale	20,915	13,733	13,920
Loans Receivable	870,707	893,431	881,462	-3%	-1%
Reserve for Loan and Lease Losses	(9,773)	(9,728)	(10,087)	0%	-3%
Loans Receivable, Net	860,934	883,703	871,375	-3%	-1%

Accrued Interest Receivable	5,585	5,534	5,362
Land, Buildings and Equipment, Net	35,696	35,566	34,269
Real Estate Held-For-Sale	—	—	27
Federal Home Loan Bank (FHLB) Stock, at Cost	13,122	13,122	13,122
Servicing Assets	4,608	4,011	2,474
Other Assets	2,515	2,884	2,040
Total Assets	$1,056,847	$1,079,263	$1,085,267	-2%	-3%

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-Interest Bearing	$56,022	$56,566	$44,407	-1%	26%
Interest Bearing Transactions and Savings Accounts	275,997	263,830	254,492	5%	8%
Interest Bearing Time Deposits	439,640	485,399	484,715	-9%	-9%
Total Deposits	771,659	805,795	783,614	-4%	-2%

Drafts Payable	911	1,314	1,172
Accounts Payable and Other Liabilities	9,600	7,018	6,980
Advance Payments by Borrowers for Taxes and Insurance	2,601	1,583	2,878
FHLB Advances	178,067	171,932	206,969
Other Advances	4,600	4,600	4,600
Long term Debentures Payable (at fair value)	9,044	—	—
Long Term Debentures Payable	8,000	17,000	17,000
Total Liabilities	984,482	1,009,242	1,023,213	-2%	-4%

Stockholders’ Equity:
Common Stock $1 Par Value-Authorized, 30,000,000 Shares Issued
and Outstanding, 6,687,975, 6,673,528, and 6,643,883 Shares, Respectively	6,688	6,674	6,644
Additional Paid-In Capital	45,538	45,119	45,631
Retained Earnings	20,148	19,589	11,733
Accumulated Other Comprehensive Loss:
Unrealized (Loss) on Securities Available for Sale and
Interest Rate Swap, Net of Federal Income Tax	(9)	(1,361)	(1,954)
Total Stockholders’ Equity	72,365	70,021	62,054	3%	17%

Total Liabilities and Stockholders' Equity	$1,056,847	$1,079,263	$1,085,267	-2%	-3%

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FMSB –1Q07 results
April 24, 2007

Financial Ratios (1)	Quarters Ended
(Unaudited)	March 31,	December 31,	March 31,
	2007	2006	2006
Return on Average Equity	15.25%	14.85%	17.79%
Return on Average Assets	1.02%	0.94%	1.00%
Efficiency Ratio	64.39%	62.15%	64.36%
Annualized Operating Expense/Average Assets	2.90%	2.68%	2.83%
Yield on Earning Assets	7.67%	7.70%	7.17%
Cost of Interest-Bearing Liabilities	4.14%	4.11%	3.41%
Net Interest Spread	3.53%	3.59%	3.76%
Net Interest Margin	3.73%	3.78%	4.02%

	March 31,	December 31,	March 31,
	2007	2006	2006
Tier 1 Capital Ratio	8.15%	7.97%	7.28%
Risk Adjusted Capital Ratio	12.37%	12.14%	11.39%
Book Value per Share	$10.82	$10.49%	$9.34%

(1) All per share data has been adjusted to reflect the five-for-four stock split paid on October 4, 20006.

	Quarters Ended
AVERAGE BALANCES	March 31,	December 31,	March 31,
(Unaudited) (Dollars in Thousands)	2007	2006	2006
Average Net Loans (Including Loans Held for Sale)	$889,643	$908,636	$883,988
Average Earning Assets	$1,003,977	$1,023,614	$1,018,253
Average Assets	$1,068,055	$1,086,600	$1,085,716
Average Non-Interest Bearing Deposits (quarterly only)	$56,294	$51,952	$46,764
Average Interest Bearing Deposits (quarterly only)	$732,433	$738,402	$725,404
Average Deposits	$788,727	$790,354	$772,168
Average Equity	$71,194	$68,784	$61,041

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FMSB –1Q07 results
April 24, 2007

LOAN DATA	March 31,	December 31,	March 31,
(Unaudited) (Dollars in Thousands)	2007	2006	2006
Net Loans (Including Loans Held for Sale)	$881,849	$897,436	$885,295
Non-Performing/Non-Accrual Loans	$1,981	$3,462	$468
as a Percentage of Gross Loans	0.22%	0.38%	0.05%
Real Estate Owned Loans and Repossessed Assets	—	—	27
Total Non-Performing Assets	$1,981	$3,462	$495
as a Percentage of Total Assets	0.19%	0.32%	0.05%
Loan Loss Reserves as a Percentage of Gross Loans	1.13%	1.11%	1.13%
(Includes Portion of Reserves Identified for
Unfunded Commitments)

ALLOWANCE FOR LOAN LOSSES	Quarters Ended
	March31,	December 31,	March 31,
(Unaudited) (Dollars in Thousands)	2007	2006	2006
Reserve for Loan Losses:
Beginning Balance	$9,728	$10,027	$10,069
Provision for Loan Losses	201	511	71
Less Net Charge-Offs	(156)	(810)	(53)
Balance of Reserve for Loan Losses	$9,773	$9,728	$10,087

Reserve for Unfunded Commitments:
Beginning Balance	$326	$345	$326
Provision for Unfunded Commitments	(49)	(19)	—
Balance of Reserve for Unfunded Commitments	$277	$326	$326

Total Reserve for Loan Losses:
Reserve for Loan Losses	$9,773	$9,728	$10,087
Reserve for Unfunded Commitments	277	326	326
Total Reserve for Loan Losses	$10,050	$10,054	$10,413

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FMSB –1Q07 results
April 24, 2007

FINANCIAL DETAILS
For the first quarter of 2007, our net interest income declined $880,000 relative to the same period last year, as improvements resulting from changes in our earning assets and funding mix were more than offset by the negative net impact of asset and liability repricing. The following table illustrates the impacts to our net interest income from balance sheet growth and rate changes on our assets and liabilities, with the results attributable to the level of earning assets classified as “volume” and the effect of asset and liability repricing labeled “rate.”

Rate/Volume Analysis	Quarter Ended
	March 31, 2007 vs. March 31, 2006
	Increase/(Decrease) due to
	Volume	Rate	Total
Interest Income	(Dollars in thousands)
Total Investments	$241	$(360)	$(119)
Total Loans	(79)	1,032	953
Total Interest Income	$162	$672	$834

Interest Expense
Total Deposits	$90	$1,704	$1,794
FHLB and Other	(684)	604	(80)
Total Interest Expense	$(594)	$2,308	$1,714

Net Interest Income	$756	$(1,636)	$(880)

Earning Asset Growth (Volume)
For the first quarter of 2007, changes in our earning asset levels contributed an additional $162,000 in interest income compared to the first quarter of last year, as movement in our mix of funding sources contributed an additional $594,000. Consequently, the net impact was an improvement in net interest income of $756,000 compared to the quarter ended March 31, 2006.

Quarter Ending	Earning Assets	Net Loans (incl. LHFS)	Deposits
(Dollars in thousands)
March 31, 2006	$ 1,018,058	$ 885,295	$ 783,614
June 30, 2006	$ 1,036,750	$ 919,418	$ 760,344
September 30, 2006	$ 1,034,332	$ 919,837	$ 774,914
December 31, 2006	$ 1,012,896	$ 897,436	$ 805,795
March 31, 2007	$ 995,058	$ 881,849	$ 771,659

As can be seen in the table above, our earning assets have been following a declining trend since the third quarter of last year, with our loan portfolio contracting in the two most recent quarters.

The decline observed in the loan portfolio during the first quarter was disappointing and contrary to our expectation for the quarter of flat to modest growth in loan balances. During the quarter, we experienced declines in our income property, consumer, and all categories of construction loans, which include spec, custom, and commercial construction.  On a positive note, our balances of business banking loans and single-family residential mortgages ended the quarter at levels higher than those observed at the 2006 year-end. Additionally, while consumer loan balances declined relative to the year-end, they did so largely as a result of first-quarter loan sales totaling nearly $16 million.  Were it not for these sales, growth would likely have been observed in this portfolio segment as well.

Historically, we have generally relied upon growth in our deposit balances, including certificates issued in institutional markets through deposit brokerage services, to support our asset growth. When our deposit growth has been insufficient to fully support our asset growth, we have utilized advances from the Federal Home Loan Bank of Seattle (FHLB) as an alternative funding source.

For the quarter, our total deposit balances declined $34.1 million, as non-maturity deposit balances rose $11.6 million, while time deposits, including certificates issued through brokerage services, declined nearly $45.8 million.  Brokered and other institutional certificates of deposit accounted for approximately $29.0 million of this reduction. With the quarter’s reduction in deposit balances exceeding the decline in assets, we experienced a modest increase in our utilization of FHLB advances relative to the year-end level.

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FMSB –1Q07 results
April 24, 2007

Asset Yields and Funding Costs (Rate)
Adjustable-rate loans accounted for approximately 78% of our loan portfolio as of March 31, 2007, and the effects of interest rate movements and repricing accounted for $672,000 in additional interest income relative to the first quarter of last year. On the liability side of the balance sheet, however, the effects of interest rate movements and repricing increased our interest expense on deposits and wholesale funding by $2.3 million for the quarter. As a result, the net effects of rate movements and repricing negatively impacted our net interest income by $1.6 million relative to the first quarter of 2006.

Quarter Ended	Net Interest Margin
March 31, 2006	4.02%
June 30, 2006	3.91%
September 30, 2006	3.94%
December 31, 2006	3.78%
March 31, 2007	3.73%

While we had indicated in our 2006 year-end press release that we expected to see continued pressure on our net interest margin, our actual first-quarter net interest margin fell short of the 3.75% to 3.80% range in our forecast. This forecast had been based on the assumptions that we would experience no significant change in our loan portfolio in the first quarter, with estimated growth of $0 to $5 million, and approximately $19 million in retail deposit growth. Instead, as previously noted, we experienced a substantial decrease in our loan portfolio during the quarter, including balance reductions among some of our higher-yielding loan types. Specifically, one of the factors contributing to the compression in our net interest margin has been the increased sales over the last several quarters of sales finance loans, which are generally among our highest-yielding assets. While sales of these loans negatively impacts our net interest margin, they result in substantial noninterest income, including gains on loan sales recognized at the times of the transactions, as well as servicing fee income earned on an ongoing basis following the sales.

In addition to the decline in our loan portfolio, the expected growth in retail deposits failed to materialize. At the same time that we were experiencing a net reduction in our level of retail deposits, our funding costs continued to rise as a result of competition for deposit balances in our local market.

Net Interest Income Simulation
The results of our income simulation model constructed using data as of February 28, 2007 indicate that relative to a “base case” scenario described below, our net interest income over the following 12 months would be expected to rise by 3.21% in an environment where interest rates gradually increase by 200 bps over the subject timeframe, and decline by 1.31% in a scenario in which rates fall 200 bps. The magnitudes of these changes suggest that there is fairly modest sensitivity in net interest income from the “base case” level over the 12-month horizon, with relatively consistent net interest income in all three scenarios.

The changes indicated by the simulation model represent variances from a “base case” scenario, which is our forecast of net interest income assuming interest rates remain unchanged from their levels as of the model date and that no balance sheet growth, contraction, or significant changes in composition occur over the forecasted timeframe regardless of interest rate movements. The base model does, however, illustrate the future effects of rate changes that have already occurred but have not yet flowed through to all the assets and liabilities on our balance sheet. These changes can either increase or decrease net interest income, depending on the timing and magnitudes of those changes.

Gap Report

Based on our February 28, 2007 model, our one-year gap position totaled 2.2%, implying a modest level of asset sensitivity, with slightly more assets than liabilities expected to mature, reprice, or prepay over the following 12 months.

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FMSB –1Q07 results
April 24, 2007

NONINTEREST INCOME

Our noninterest income for the first quarter of 2007 increased $948,000, or 55% relative to the same quarter last year.  While mark-to-market gains related to the early adoption of Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, and No. 159, The Fair Value Options for Financial Assets and Financial Liabilities, made the greatest contribution to the additional income, all major categories of noninterest income showed improvement relative to the prior year.

SFAS 159 Related Gains/(Losses)
We have elected early adoption of SFAS No. 157 and 159, effective January 1, 2007.  SFAS No. 159, which was issued in February 2007, generally permits the mark-to-market of selected eligible financial instruments.  The affected securities totaled $87.1 million (principal only), representing 89% of our securities portfolio at December 31, 2006. As a result of the fair value measurement election for these securities, the Bank recorded gains in the first-quarter earnings of $402,000.  We also elected the adoption of SFAS No. 159 for a $9 million trust preferred security (long term debenture payable).  In the first quarter of 2007, we recorded $45,000 in pre-tax mark-to-market gains related to this instrument for total pre-tax, SFAS No. 159-related, mark-to-market gains of $447,000 for the first quarter.

Gains/(Losses) on Sales of Loans
	Quarter Ended
	March 31, 2007	March 31, 2006
Gains/(Losses) Sales:
Consumer	$933,000	$749,000
Residential	40,000	(20,000)
Commercial	0	27,000
Total Gains on Loan Sales	$973,000	$756,000

Loans Sold:
Consumer	$15,649,000	$13,016,000
Residential	10,878,000	9,395,000
Commercial	0	1,010,000
Total Loans Sold	$26,527,000	$23,421,000

Continuing the trend observed throughout 2006, our first quarter gains on loan sales, primarily consumer loans, significantly exceeded those of the prior year, increasing $217,000, or 29% over the prior year’s level.

For the first quarter of 2007, consumer loan sales totaled nearly $16 million, which was within the $12 million to $18 million range estimated in the outlook presented in our 2006 year-end press release. Based on our current levels of loan production and market demand, our expectation is for our second-quarter 2007 consumer loan sales to total in the same $12 million to $18 million range. Note that these expectations may be subject to change based on changes in loan production, market conditions, and other factors.

After selling participations in several commercial real-estate loans during the second, third, and fourth quarters of 2006, no participations were sold in the first quarter of 2007. Despite the lack of sales in the most recent quarter, we expect to continue our sales of commercial real-estate loan participations and reiterate our comment made in previous quarters that commercial real-estate loan transactions, particularly those that are candidates for sales of participations to other institutions, tend to be larger-dollar credits and unpredictable in their timing and frequency of occurrence. As a result, the volumes of commercial real-estate loans sold, and gains thereon, will vary considerably from one quarter to the next depending on the timing of the loan and sales transactions.

Compared to the markets for our consumer and commercial loan sales, the market for residential loan sales is significantly larger and more efficient. As a result, residential loan sales are typically sold for very modest gains or potentially even at slight losses when interest rates are rising quickly. We believe the construction phase to be the most profitable facet of residential lending and the primary objective in a residential lending relationship. Following the construction process, our practice is to retain in our portfolio those residential mortgages that we consider to be beneficial to the bank, but to sell those that we consider less attractive assets. Included in these less attractive assets would be those mortgages with fixed rates, which we offer for competitive reasons. Additionally, as residential loans are typically sold servicing released, sales do not result in future servicing income.

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FMSB –1Q07 results
April 24, 2007

Service Fee Income/(Expense)
	Quarter Ended
	March 31, 2007	March 31, 2006
Consumer Loans	$462,000	$332,000
Commercial Loans	(26,000)	9,000
Residential Loans	1,000	(6,000)
Service Fee Income	$437,000	$335,000

Servicing fee income represents the net of servicing income received less the amortization of servicing assets, which are recorded when we sell loans from our portfolio to other investors. The values of these servicing assets are determined at the time of the sale using a valuation model that calculates the present value of future cash flows for the loans sold, including cash flows related to the servicing of the loans.  The servicing rights are then amortized in proportion to, and over the period of, the estimated future servicing income.

For first quarter of 2007, service fee income earned on consumer loans serviced for other investors exceeded that earned in the same period of the prior year. This improvement was based on a significant increase in the balances of consumer loans serviced, which was in turn a product of the increased volume of loan sales in 2006 and the first quarter of 2007.

In the case of commercial loans serviced, payoffs during the quarter of balances sold to and serviced for other institutional investors required us to immediately write-off the related servicing assets, which resulted in the loss presented above.

In contrast to consumer and commercial loans, residential loans are typically sold servicing released, which means we no longer service those loans once they are sold. Consequently, we do not view these loans as a significant source of servicing fee income.

Fees on Deposits
Fee income earned on our deposit accounts increased approximately $6,000, or 3%, compared to the first quarter of last year. The improvement over the prior year level is attributable to increased checking account service charges, which have grown as we have continued our efforts to expand our base of business and consumer checking accounts.  The reduction in time deposit balances during the quarter did not have an impact on deposit fees as these balances do not represent a significant source of fee income.

Other Noninterest Income

	Quarter Ended
	March 31, 2007	March 31, 2006
Debit Card/Wire/Safe Deposit Fees	$88,000	$74,000
Late Charges	72,000	51,000
Loan Fee Income	217,000	96,000
Rental Income	168,000	157,000
Miscellaneous	73,000	64,000
Other Noninterest Income	$618,000	$442,000

Noninterest income from sources other than those previously described rose $176,000, or 40% relative to the first quarter of last year.  The improvement relative to the prior year was largely attributable to a substantial increase in loan fees.

Loan fee income increased relative to the prior year based on a higher level of non-deferred loan fees. These typically include fees collected in connection with loan modifications or extensions, non-conversion of construction loans to permanent mortgages, and letters of credit originated for commercial borrowers.  Further contributing to the additional income were increases of $31,000 in loan brokerage fees and approximately $8,000 in loan prepayment fees relative to the first quarter of last year.

Rental income increased $11,000, or 7%, relative to the prior year, based on the arrival of new lessees to the First Mutual Center building following the first quarter of last year.

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FMSB –1Q07 results
April 24, 2007

We continued to observe significant growth in our Debit Card/Wire/Safe Deposit Fees, which totaled $88,000 for the quarter, representing an increase of 19% over the prior year. Most of this growth is attributable to debit card fee income, which we expect to continue rising as checking accounts become a greater piece of our overall deposit mix.

NONINTEREST EXPENSE

Our first quarter noninterest expense remained virtually unchanged from that of the same period last year, rising approximately $48,000, or less than 1%, as reductions in occupancy and credit insurance expenses largely offset increases in personnel and other noninterest expenses.

Salaries and Employee Benefits Expense
Our personnel-related expenses remained well contained in the first quarter of 2007, increasing slightly more than 1% relative to the first quarter of last year, as the majority of a 6% increase in compensation expense was offset by improvements across other expense categories.

	Quarter Ended
	March 31, 2007	March 31, 2006
Salaries	$3,161,000	$2,973,000
Commissions and Incentive Bonuses	526,000	540,000
Employment Taxes and Insurance	290,000	300,000
Temporary Office Help	78,000	95,000
Benefits	454,000	538,000
Total	$4,509,000	$4,446,000

The increase in overall personnel-related expenses was attributable to salaries expense, which increased 6% relative to the first quarter of 2006.  The most significant contribution to the increase came from regular compensation expense, which grew largely as a result of annual increases in staff salaries, which took effect in April 2006 and generally fell within the 2% to 4% range.  Also contributing to the increase in salaries expense was a higher level of stock option compensation expense, which rose from $135,000 in the first quarter of 2006 to $184,000 this year, and a $17,000 increase in Board of Directors compensation.

Commissions and incentive compensation declined relative to the prior year level, based in large part on the elimination of the general staff bonus. For those personnel not participating in a specified commission or incentive compensation plan, we maintain a separate bonus pool, with accruals made to the pool at the end of each quarter based on our year-to-date performance. Based on our results in the first quarter of 2006, expenses related to this bonus totaled $32,000 for the year. By comparison, in the first quarter of 2007, we elected to forego the staff bonus, resulting in a reduction relative to the prior year’s incentive compensation expense.

Among the other categories of incentive compensation, loan officer commissions declined $48,000, or 12%, for the quarter while other incentive compensation increased $67,000. The incentive compensation plans for loan production staff tend to vary directly with the production of the business lines.  Other incentive compensation includes payments to all areas of the bank, but consists primarily of bonuses paid to banking center personnel.

Expenditures on temporary office help declined significantly relative to the first quarter of 2006. Temporary office help is frequently used to staff positions left vacant as a result of employee turnover. As permanent employees were placed in these positions, reliance upon temporary staff was reduced.

Employee benefit expense also declined significantly relative to the first quarter of last year, falling nearly $84,000, or 16%. The reduction was largely attributable to a decision to forego a contribution to our 401(k) profit sharing plan for the first quarter.  By comparison, a $50,000 contribution had been made for the first quarter of 2006.  Also contributing to the improvement were a reduction in director and officer insurance expense and a decline in 401(k) matching contributions.

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FMSB –1Q07 results
April 24, 2007

Occupancy Expense
Occupancy expense declined by more than $27,000, or nearly 3%, compared to the first quarter of last year, as reductions in depreciation and rent expenses more than offset increases in utilities, maintenance, and other occupancy expenses.

	Quarter Ended
	March 31, 2007	March 31, 2006
Rent Expense	$70,000	$79,000
Utilities and Maintenance	228,000	204,000
Depreciation Expense	461,000	509,000
Other Occupancy Expenses	223,000	218,000
Total Occupancy Expense	$982,000	$1,010,000

The reduction in rent expense was attributable to the closings of Income Property lending offices as well as the relocation of the West Seattle Banking Center from a leased space to a new building that we own, all of which occurred in 2006.

Utilities and maintenance expenses increased $24,000, or nearly 12% relative to the same quarter in 2006, due in large part to higher than expected utilities costs for December 2006.  Utilities expense for that month exceeded our accrual by approximately $11,000, with the difference being posted in January 2007.

Depreciation expense for the first quarter declined $48,000, or nearly 10% relative to the same period last year.  This reduction was largely attributable to the correction of a booking error associated with the purchase of our Juanita Banking Center.  In that transaction, the value of the land had been included in the cost of the building and consequently depreciated based on the building’s amortization schedule.  As land is not depreciable, this error was corrected upon its discovery and resulted in a one-time $40,000 credit to depreciation for the quarter.

Other Noninterest Expense (including Credit Insurance)
Totaling $2.2 million, our other operating expenses (including credit insurance) for the first quarter of 2007 were little changed from 2006 increasing less than 1% from the prior year’s level, as reductions in marketing, credit insurance, and legal expenses nearly offset higher outside service, information systems, taxes, and other miscellaneous operating expenses.

	Quarter Ended
	March 31, 2007	March 31, 2006
Marketing and Public Relations	$222,000	$252,000
Credit Insurance	426,000	463,000
Outside Services	182,000	168,000
Information Systems	242,000	204,000
Taxes	163,000	145,000
Legal Fees	173,000	186,000
Other	837,000	814,000
Total Other Noninterest Expense	$2,245,000	$2,232,000

Our marketing and investor relations costs for the first quarter declined $30,000 relative to the same period last year.  We expect this level of expense to be in line with expenditures in future quarters.

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FMSB –1Q07 results
April 24, 2007

Credit insurance premium costs fell nearly 8% in the first quarter compared to the same period in 2006. As we stated in our 2006 year-end press release, it was our expectation that expenditures for credit insurance would decline in the first quarter of 2007 and continue to decline in future quarters. The majority of credit insurance premiums are attributable to our sales finance loans, including both those loans retained in our portfolio as well as those loans serviced for other institutions.  In mid-2006, after evaluating our use of credit insurance, we concluded that the benefits of the insurance no longer outweighed the costs and chose to forego the insurance and assume the credit risk on future sales finance loan production.  Those loans insured prior to August 1, 2006 remain insured under their existing policies.  Additionally, some loans originated on or after August 1, 2006 were sold to institutional investors with insurance placed prior to sale and remain insured under the policy effective August 1, 2006.  All other loan volumes originated on or after August 1 have not been insured. To a much lesser extent, residential land loans and a small percentage of the consumer and income property loan portfolios are also insured. While these insured balances may continue to increase in future quarters, the premiums paid on these balances are sufficiently small relative to those paid on sales finance loans such that total premiums paid are still expected to decline.

These expense reductions were offset, in part, by increases in expenditures for outside services, information systems, taxes, and other operating costs.  The most significant contributor to the increase in other operating expense was expenditures for employee recruiting, which increased $59,000, or 690%, relative to the prior year as a result of expenses associated with our search for a new CFO as well as the hiring of a new commercial loan officer.

ADOPTION OF SFAS 159

We elected early adoption of Statements of Financial Accounting Stand (SFAS) 159 and 157, effective January 1, 2007. SFAS 159 permits the measurement of selected financial instruments at fair value at specified election dates. With the adoption of SFAS 159 we marked-to-market most of our securities, a trust preferred security (long term debenture payable) and two interest-rate swaps.

Our securities portfolio totaled $97.6 million (principal only) at year end 2006, of which $87.1 million (principal only), or 89%, was marked-to-market with the adoption of SFAS 159. Securities with a remaining balance less than one million dollars and instruments held for Community Reinvestment Act (CRA) investments were not included in the adoption of SFAS 159.  The net of tax impact of that fair value measurement was a loss of $1,334,000, which was charged directly to retained earnings and not recognized in net income. In the first quarter of 2007 the change in fair value of the securities portfolio was $402,000, pre tax, and that amount was recognized in net income. The securities portfolio selected with the adoption of SFAS 159 is recorded in the balance sheet as a “trading” portfolio and as such will be marked-to-market each quarter with the change in value recognized in earnings. We are considering hedging part, or all, of that trading portfolio as a means of reducing the volatility in net income from the quarterly fair value measurements.

Subsequent to March 31, 2007 we have sold approximately $30 million of the long-term securities and purchased 3/1 and 5/1 hybrid ARM securities. The balance of the securities in the trading portfolio are instruments with remaining maturities, or repricing terms, of 1-3 years (about $25 million) and hybrid ARM securities that are due for repricing between April and August of this year (about $36 million). The loans sold had coupon rates ranging from 4%-4.5% and they were replaced with securities yielding 5%-5.5%.  The new securities will be classified in our trading portfolio on the balance sheet and carried at fair value.

We also elected to mark-to-market a $9 million dollar trust preferred security (TPS). That security is hedged with an interest-rate swap that is carried at fair value, with the change in value reflected in our earnings. The election to fair value the TPS matches the change in value of the interest-rate swap with the change in value of the TPS - - effectively reducing the volatility in earnings. That security is eligible for prepayment on June 27, 2007 and it is our current intention to prepay the instrument and replace it with another TPS. The current interest rates on trust preferred securities are about 1.80% lower than our security.

The impact on retained earnings from the adoption of SFAS 159 for the TPS was $220,000, net of tax. Like the securities portfolio the charge to retained earnings was not reflected in net income. The change in value, however, in the first quarter 2007 was included in earnings and amounted to $45,000 gain before tax.

The interest-rate swaps were included in the early adoption of SFAS 159 for administrative reasons. We have two fair value swaps that are hedged with commercial loans and are evaluated quarterly in accordance with SFAS 133, the hedge accounting statement. The inclusion of these two swaps in the adoption of SFAS 159 did not impact retained earnings or net income, however, the administrative burden associated with accounting for these instruments will be greatly reduced under the new accounting statement.

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FMSB –1Q07 results
April 24, 2007

ASSET QUALITY

The provision for loan loss for the first quarter was $152,000 compared to a provision of $71,000 in the same quarter of last year.  The increase in the loan loss provision was prompted by a rise in net charge-offs from $53,000 in the first quarter of 2006 to $156,000 in the first quarter of 2007. As has typically been the case, our sales finance loan portfolio accounted for the majority of charged-off balances in the first quarter.  Please see the “Sale Finance (Home Improvement) Loans” segment in the “Portfolio Information” section for detail on this area’s borrowers’ credit scores, charge-offs, delinquencies, and credit insurance coverage.

Also adding to the need for a larger provision in the fourth quarter was an increase in nonperforming assets from $496,000 as of March 31, 2006, to nearly $2.0 million at the most recent quarter-end. Partially offsetting the effects of the growth in charge-offs and nonperforming assets, however, was a substantial decline in the loan portfolio during the first quarter.

Nonperforming Assets divided by Assets declined from 0.32% at year-end 2006 to 0.19% at the end of the first quarter. That level of nonperforming assets is well below industry standards and consistent with our historical experience. Noted below are the ratios from 1998 and the comparative industry ratios.

Year	First Mutual Bank	FDIC Insured Commercial Banks
1998	0.07%	0.65%
1999	0.06%	0.63%
2000	0.38%	0.74%
2001	0.08%	0.92%
2002	0.28%	0.94%
2003	0.06%	0.77%
2004	0.10%	0.55%
2005	0.08%	0.48%
2006	0.32%	0.51%
First Quarter 2007	0.19%	N/A

At the end of the first quarter, our nonperforming assets totaled slightly less than $2.0 million, down from $3.5 million at the 2006 year-end.  Included in the quarter-end total are two custom construction loans in the Oregon market for which we have already taken impairment charges and do not anticipate further losses. An additional residential loan, also in that market, in the amount of $825,000 appears to be fully collectable and the borrowers are current on their monthly payments.  We have one other residential loan in the Puget Sound area with a loan balance of $167,000, on which we do not expect any loss.

The remaining loans are sales finance loans, most of which are covered by credit insurance, and one land loan.

Listed below is a compilation of the loans that comprise our non-performing assets:

One single-family residential loan in the Oregon market. No anticipated loss.	$825,000
Two custom construction loans in the Oregon market. Impairment charges taken in 2006. No further losses anticipated.	660,000
Thirty-six consumer loans. Full recovery expected from insurance claims.	178,000
One single-family residential loan in the Puget Sound market. No anticipated loss.	167,000
One land loan in Western WA. No anticipated loss.	86,000
Six insured consumer loans from insured pools that have exceeded the credit insurance limit. Possible loss of $33,000.	33,000
Eight consumer loans. No anticipated loss.	30,000
Two consumer loans. Possible loss of $2,000.	2,000
Total Non-Performing Assets	$1,981,000

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FMSB –1Q07 results
April 24, 2007

PORTFOLIO INFORMATION

Commercial Real Estate Loans

The average loan size (excluding construction loans) in the Commercial Real Estate portfolio was $693,000 as of March 31, 2007, with an average loan-to-value ratio of 62%.  At quarter-end, one of these commercial loans was delinquent for over 60 days.  Small individual investors or their limited liability companies and business owners typically own the properties securing these loans.  At quarter-end, the portfolio was 35% residential (multifamily or mobile home parks) and 65% commercial.

The loans in our commercial real estate portfolio are well diversified, secured by small retail shopping centers, office buildings, warehouses, mini-storage facilities, restaurants and gas stations, as well as other properties classified as general commercial use.  To diversify our risk and to continue serving our customers, we sell participation interests in some loans to other financial institutions.  About 15% of commercial real estate loan balances originated by the Bank have been sold in this manner.  We continue to service the customer’s loan and are paid a servicing fee by the participant.  Likewise, we occasionally buy an interest in loans originated by other lenders.  About $15 million of the portfolio, or 5%, has been purchased in this manner.

Sales Finance (Home Improvement) Loans

Our Sales Finance loan portfolio consists of two sub-portfolios:

•
Loans owned by the bank, i.e., the “bank-owned” portfolio.  This includes both loan accounts wholly owned by the bank and the 10% ownership stake in loan accounts sold to investors.  In the first quarter, the bank-owned Sales Finance balance decreased by $6 million to $65 million based on $17 million in new loan production, $16 million in loan sales, and loan prepayments of between 30% and 40% annualized.

•
Loans owned by investors, i.e., the “investor-owned” portfolio.   The loans that make up this segment are serviced by First Mutual.  In the first quarter, the investor-owned portfolio increased by $7 million to $83 million.

Combined, the bank-owned and investor-owned sub-portfolios comprise the Sales Finance servicing portfolio.  The Sales Finance servicing portfolio increased by $1 million in the first quarter to a total of $148 million.  Our average new loan amount was $10,900 in the first quarter.  The average loan balance in the servicing portfolio is currently $9,200, and the yield on this portfolio is 10.64%.

Loan Sales
When we sell Sales Finance loans, we offer investors two purchase options: one that includes limited credit recourse to First Mutual Bank and the other with no credit recourse.  The limited recourse option includes a lower pass-through rate on the purchased pool, designed to approximate the insurance coverage previously offered to investors, and is limited to an agreed-upon level of losses.  If the loss limit is reached on a pool of loans, the investor is solely responsible for losses beyond the limit.  During the first quarter 2007 we sold $510,000 with limited recourse (approximately 3% of the $16 million sold), with an exposure limit of 10% of the balance of the loans.  The impact of these limited recourse agreements was an expense of $35,000 which was offset against the gain on loan sale.  We ended the quarter with a limited recourse obligation on the balance sheet of $270,000.

Portfolio Credit Score Breakdown, Servicing Portfolio
The following table shows the current credit score breakdown in the Sales Finance servicing portfolio.  The credit score table contains, when available, the most recent update to our credit score information for each loan (approximately 99% of the portfolio).  When a current credit score is unavailable, or when the loan was originated too recently to have been re-scored, the credit score at the time of origination is used.  We plan to update the credit scores in our portfolio semi-annually, though we may change the frequency as circumstances dictate.  Loans with full recourse to another party are excluded from this table.

Credit Score Range	% of Servicing Portfolio Balance	Cumulative % of Servicing Portfolio Balance
780+	16.1%	16.1%
720-779	30.4%	46.5%
660-719	29.1%	75.6%
600-659	14.4%	90.0%
< 600	10.0%	100.0%
Total	100.0%

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FMSB –1Q07 results
April 24, 2007

Charge-Offs and Delinquency, Bank-Owned Portfolio
We are responsible for losses on uninsured loans in the bank-owned portfolio.  Uninsured, bank-owned balances totaled $42 million at the end of the first quarter, while the insured balance amounted to $23 million.  As illustrated in the following table, the charge-offs for this portion of the bank-owned portfolio during the last five quarters have ranged between a low of $55,000 in net recoveries in second-quarter 2006 to a high of $344,000 in charge-offs in the fourth quarter 2006.

BANK-OWNED PORTFOLIO
	Total Balance	Uninsured Balance	Net Charge- Offs	Charge- offs (% of Uninsured Balance)	Delinquent Loans (% of Uninsured Balance)	Charge- offs (% of Total Balance)	Delinquent Loans (% of Total Balance)
March 31, 2006	$79 million	$47 million	$ 223,000	0.47%	0.77%	0.28%	1.86%
June 30, 2006	$82 million	$50 million	( $55,000)	(0.11%)	0.87%	(0.07%)	1.81%
September 30, 2006	$78 million	$48 million	$63,000	0.13%	1.22%	0.08%	3.05%
December 31, 2006	$71 million	$45 million	$344,000	0.76%	1.28%	0.48%	2.87%
March 31, 2007	$65 million	$42 million	$153,000	0.36%	0.84%	0.24%	1.95%

Claims and Delinquency, Insured Loans
Until the fourth quarter of 2006, the bank insured a portion of the servicing portfolio against credit default.  New production is no longer insured, but loans with credit insurance in place still account for 32% of our servicing portfolio balance, or $47 million.  Losses sustained in the insured bank and investor-owned portfolios are reimbursed by an insurance carrier.  As shown in the following table, the claims to the insurance carriers have varied in the last five quarters from a low of $483,000 to a high of $1,012,000 in the current quarter 2007.  The standard limitation on loss coverage for this portion of the portfolio is 10% of the original pool of loans for any given pool year.

INSURED PORTFOLIO: BANK AND INVESTOR-OWNED BALANCES
	Claims Paid	Claims (% of Insured Balance)	Delinquent Loans (% of Bank-Owned Portfolio Balance)**
March 31, 2006	$985,000	1.81%	3.46%
June 30, 2006	$483,000	0.86%	3.22%
September 30, 2006	$555,000	0.97%	5.97%
December 31, 2006	$946,000	1.83%	5.69%
March 31, 2007	$1,012,000	2.15%	3.95%

The tables below show the details of the insurance policies in place for both bank-owned and investor-owned loans.  In March 2006, the pool for the policy year 2002/2003 reached the 10% cap from Insurer #1.  Periodically, as Insurer #1 experiences recoveries on losses, a portion of those recoveries is added back to the remaining loss limit on both pools.

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FMSB –1Q07 results
April 24, 2007

Insured Pools by Insurer #1
Policy Year	Loans Insured	Current Loan Balance	Original Loss Limit	Claims Paid	Remaining Loss Limit	Remaining Limit as % of Current Balance	Current Delinquency Rate
2002/2003	$21,442,000	$6,292,000	$2,144,000	$2,217,000	$0	0.00%	4.60%
2003/2004	$35,242,000	$13,147,000	$3,524,000	$3,504,000	$20,000	0.15%	3.55%
2004/2005	$23,964,000	$12,594,000	$2,396,000	$1,639,000	$757,000	6.01%	4.14%

Policy years closed on 9/30 of each year.

Insured Pools by Insurer #2
Policy Year	Loans Insured	Current Loan Balance	Original Loss Limit	Claims Paid	Remaining Loss Limit	Remaining Limit as % of Current Balance	Current Delinquency Rate
2005/2006	$19,992,000	$12,815,000	$2,985,000*	$772,000	$2,213,000*	17.27%*	2.06%
2006	$2,965,000	$2,560,000	$297,000	$0	$297,000	11.60%	2.47%

Policy years closed on 7/31 of each year.

*The 2005/2006 policy with Insurer #2 provides insurance for sales finance loans along with lot loans and home equity loans.  The “Original Loss Limit” shown is the full 10% loss limit associated with the 2005/2006 policy, which was calculated on the balances of the sales finance loans plus the other loans covered by the policy (calculations not shown).  We disclose the higher “Original Loss Limit” here because we have the ability, under certain circumstances, to access the insurance coverage for lot loans or home equity loans to pay sales finance claims if we determine that such action is in the bank’s best interest. To date, we have submitted no claims on the 2005/2006 policy for loan types other than sales finance loans.  Note that the “Remaining Loss Limit” and the “Remaining Limit as % of Current Balance” calculations are based on the disclosed “Original Loss Limit”.

** This delinquency rate is limited to the bank-owned portion of delinquent loans divided by the total bank-owned portion of the insured segment of the portfolio.  Balances not owned by the bank are not included.

Residential Lending

The residential lending portfolio (including loans held for sale) totaled $336 million on March 31, 2007.  This represents an increase of $1 million from the end of the fourth quarter, 2006.  The breakdown of that portfolio at quarter-end was:

	Total Bank Balance	Less Loans Held for Sale	Net Bank Balance	% of Portfolio
	(Dollars in thousands)
Adjustable rate permanent loans	$195,000	($5,000)	$190,000	60%
Fixed rate permanent loans	$ 41,000	($3,000)	$ 38,000	12%
Residential building lots	$ 37,000	($9,000)	$ 28,000	9%
Disbursed balances on custom construction loans	$ 63,000	($2,000)	$ 61,000	19%
Total	$336,000	($19,000)	$317,000	100%

As of March 31, 2007, of the 1,630 loans in the residential portfolio, there were nine loans, or 1.50% of loan balances, delinquent more than one payment and another two loans representing 0.28% of the overall balances that were one month past due for their March payment.  The remaining 1,619 residential loans representing 98.2% of the balances were current on their monthly payments.  Since quarter end (as of April 12th), two of those past due loans representing $2.3 million (or 0.69% of balances) have paid current.

The average loan balance in the permanent-loan portfolio is $214,000, and the average balance in the building-lot portfolio is $120,000.  Owner-occupied properties, excluding building lots, constitute 70% of the portfolio.

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FMSB –1Q07 results
April 24, 2007

First Mutual Bank’s portfolio lending strategy is to provide credit to borrowers who typically possess at minimum, average to better-than-average credit profiles (see “Credit Score” table below).  These are borrowers who have residential real estate financing needs that do not typically fit within the traditional Agency (FHLMC/FNMA) guidelines.

With that in mind we take a more hands-on, qualitative approach to making lending decisions.  Unlike the current trend toward automated underwriting systems, our lending decisions are made manually by experienced residential underwriters who possess knowledge of our geographic lending territory.  We also tend to look critically at the appraised value and order appraisal reviews on a higher percentage of loan requests than is customary in the industry.

Additionally, we aggressively employ the application of the available credit enhancement tools (i.e. Private Mortgage Insurance and Credit Insurance) to reduce the Bank’s overall exposure on the loan.

We do not currently originate portfolio loans with interest-only payment plans nor do we originate an “Option ARM” product, where borrowers are given a variety of monthly payment options that allow for the possibility of negative amortization.  We have virtually no Option ARM and Interest Only loans in the Bank’s portfolio.

These risk mitigation tactics coupled with our hands-on, common sense approach to portfolio residential lending have led to historical delinquency rates well below industry averages.

The following are detailed Credit Score and LTV tables on the residential portfolio.  The credit score table contains, when available, the current credit score information on the portfolio (approximately 90% of the portfolio), or when unavailable, the credit score at the time of origination.

Credit	Percent
Score	of	Cumulative
Range	Dollars	Percent
800-820	6.5%	6.5%
780-799	12.4%	18.9%
760-779	13.8%	32.7%
740-759	12.3%	45.0%
720-739	10.0%	55.0%
700-719	12.0%	67.0%
680-699	11.3%	78.3%
660-679	7.9%	86.2%
640-659	4.6%	90.8%
620-639	4.0%	94.8%
600-619	1.8%	96.6%
580-599	1.0%	97.6%
<580	2.4%	100.0%
Total	100.0%

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FMSB –1Q07 results
April 24, 2007

Loan-to-Value Information

Residential Mortgages

	FMB	Current	Bank
LTV Range*	Balance	LTV*	Exposure**
95.1%-100%	$ 2,107,000	98%	69%
90.1% - 95%	$ 10,002,000	93%	71%
85.1% - 90%	$ 19,815,000	88%	73%
80.1% - 85%	$ 8,452,000	83%	74%
75.1% - 80%	$ 99,750,000	78%	78%
to 75.0%	$159,000,000	63%	63%
Total	$299,126,000	72%	69%

Lot Loans

	FMB	Current	Bank
LTV Range*	Balance	LTV*	Exposure**
90.1% - 95%	$ 10,037,000	94%	60%
85.1% - 90%	$ 6,280,000	89%	60%
80.1% - 85%	$ 1,079,000	84%	66%
75.1% - 80%	$ 4,251,000	80%	59%
70.1% - 75%	$ 5,752,000	73%	69%
to 70%	$ 9,966,000	58%	57%
Total	$ 37,365,000	79%	61%

* Current LTV is the current principal balance divided by the original appraised value (or sales price if lower)

** Bank exposure reflects the private mortgage insurance
and credit risk insurance purchased on these loans.

Portfolio Distribution

The loan portfolio distribution at the end of the fourth quarter was as follows:

Single Family (including loans held-for-sale)	29%
Income Property	27%
Business Banking	18%
Commercial Construction	5%
Single-Family Construction:
Spec	3%
Custom	7%
Consumer	11%
100%
Adjustable-rate loans accounted for 78% of our total portfolio.
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FMSB –1Q07 results
April 24, 2007

DEPOSIT INFORMATION

The number of business checking accounts increased by 12%, from 2,354 at March 31, 2006, to 2,638 as of March 31, 2007, a gain of 284 accounts.  The deposit balances for those accounts grew 24%.  Consumer checking accounts also increased, from 7,521 in the first quarter of 2006 to 7,987 this year, an increase of 466 accounts, or 6%.  Our total balances for consumer checking accounts rose 4%.

The following table shows the distribution of our deposits.

	Time Deposits	Checking	Money Market Accounts	Savings
March 31, 2006	62%	13%	24%	1%
June 30, 2006	62%	13%	24%	1%
September 30, 2006	63%	13%	23%	1%
December 31, 2006	60%	14%	25%	1%
March 31, 2007	57%	15%	27%	1%

OUTLOOK FOR SECOND-QUARTER 2007

Net Interest Margin
Our forecast for the first quarter was a range of 3.75%-3.80%; the margin for the quarter was below that forecast at 3.73%. We expected loan growth in the $0-$5 million range and deposits to increase by $19 million.

The loan portfolio declined by $15.5 million and deposits fell by $34.1 million. The good news is that the drop in deposits was exclusively in time deposits, while transaction accounts increased by $11.6 million.

Our current view is that net loan growth will be flat in the second quarter, in the range of $0-$5 million. We believe that deposits will be up slightly, again in the $0-$5 million range, although that assumption is tenuous as April is notorious for funds outflow because of property and income tax payments. We are also assuming that the yield curve will retain its current slope.  If these assumptions prove to be reasonably correct, we anticipate that the margin will improve slightly to a range of 3.80%-3.85% in the second quarter.

Loan Portfolio Growth
The loan portfolio fell $15.5 million, well below the $0-$5 million growth that we had forecasted. Loan originations were $95 million, down from $147 million in the fourth quarter and $121 million in the first quarter of 2006. Loan prepayments continued their blistering pace averaging 41% through March. So even though we experienced reasonably good loan origination activity, the level of loan prepayments more than offset that result.

We are once again optimistic regarding our forecast for the second quarter of 2007, with an estimated net increase of $0-$5 million. We anticipate modest growth in the Business Banking portfolio, with the other business lines maintaining their current portfolio levels.

Noninterest Income
Our estimate for the first quarter was a range of $1.8-$2.2 million.  The result for the quarter exceeded that forecast at $2.7 million. Excluding the $447,000 gain from the early adoption of SFAS 159, fee income would have been $2.2 million, at the top end of the forecast.

We anticipate that fee income in the second quarter of 2007 will fall within a range of $2-$2.2 million. We expect loan sales from sales finance loans to be in the $12-$18 million range. A variable not included in the forecast is the earnings volatility that has been introduced into the securities portfolio with the adoption of SFAS 159. That portfolio, totaling approximately $87 million, is now subject to mark-to-market accounting and is currently not hedged. Although we intend to hedge that portfolio in the second quarter, there is still the risk that the securities portfolio and the hedging derivatives will not move in total sync.

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FMSB –1Q07 results
April 24, 2007

Noninterest Expense
Our noninterest expense for first quarter was $7.7 million, which is within our forecast for the quarter of $7.5-$7.8 million.  Our forecast for second-quarter 2007 is a range of $8.2-$8.5 million, which is up from the last two sequential quarters, as well as the second quarter of 2006. The increase in costs is associated with the annual salary adjustments, and in part to one-time expenses. The non-recurring costs include $165,000 in consulting costs to evaluate the operating effectiveness of the Bank, $132,000 in recruiting expenses for a CFO and loan officers, and a $75,000 retention bonus for a key employee.

This press release contains forward-looking statements, including, among others, the information set forth in the section on ‘Outlook for Second Quarter 2007”, statements about our net interest income simulation and gap models, our anticipated fluctuations in net interest income and margins, our anticipated sales of commercial real estate and consumer loans, our intent to hedge our trading portfolio and to refinance a trust preferred security, and other matters that are forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.   Although we believe that the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bounds of our knowledge of our business, operations, and prospects, these forward-looking statements are subject to numerous uncertainties and risks, and actual events, results, and developments will ultimately differ from the expectations and may differ materially from those expressed or implied in such forward-looking statements.  Factors that could affect actual results include the various factors affecting our acquisition and sales of various loan products, general interest rate and net interest changes and the fiscal and monetary policies of the government, economic conditions in our market area and the nation as a whole; our ability to continue to develop new deposits and loans; our ability to control our expenses; the impact of competitive products, services, and pricing; and our credit risk management.  There are other risks and uncertainties that could affect us which are discussed from time to time in our filings with the Securities and Exchange Commission.  These risks and uncertainties should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.  We disclaim any obligation to update or publicly announce future events or developments that might affect the forward-looking statements herein or to conform these statements to actual results or to announce changes in our expectations.

Transmitted on Business Wire on April 24, 2007, at 1:00 p.m. PDT.